              WRC Media, Inc.
[WRC LOGO]    512 Seventh Avenue
              23rd Floor
              New York, NY  10018

CONTACT: Richard Nota
         WRC Media Inc.
         203-705-3452

For Immediate Release

               WRC MEDIA INC., THE LEADING SUPPLEMENTARY EDUCATION
            PUBLISHER, REPORTS FOURTH QUARTER EARNINGS AND YEAR-END
                                RESULTS FOR 2000

March 29, 2001 - WRC Media reported today fourth quarter 2000 and full year operating results:

Results Summary
--------------------------------------------------------------------------------

                                         Fourth Quarter                                Year
                               -----------------------------------     --------------------------------------
                                     2000              1999                   2000               1999
                               ----------------- -----------------     ------------------- ------------------
Consolidated revenues               $61,295            $63,590              $218,847             $214,088
                                    =======            =======              ========             ========
Consolidated EBITDA                 $17,319            $16,121               $50,892              $46,321
                                    =======            =======               =======              =======

Chief Executive Officer, Martin E. Kenney, commented, "I am pleased with the progress we have made in the year 2000, our first full year of operations as a consolidated group. For the full year, our consolidated revenues grew $4.8 million, or 2.2%, in a year which saw significant buyer confusion in the software education marketplace. Our consolidated EBITDA increased approximately $4.5 million, or 9.9% year over year, as the rationalization and streamlining of our operating infrastructure continues. We ended the year in solid financial shape, and are confident we can continue to deliver positive results."

DETAILED DISCUSSION OF RESULTS -- YEAR ENDED DECEMBER 31, 2000

Net revenues for the year ended December 31, 2000 increased $4.8 million, or 2.2%, to $218.8 million from $214.1 million for the same period in 1999 (calculated on a pro forma basis to include the results of CompassLearning, Inc., and Weekly Reader Corporation, World Almanac

Education Group, Inc. and American Guidance Service, Inc.). At American Guidance Service, Inc., sales increased $4.4 million, or 8.7%, to $54.0 million for the year ended December 31, 2000 from $49.6 million for the same period in 1999 due to strong growth of both curriculum products and new and revised testing assessment material. At World Almanac Education Group, Inc., sales increased by $2.2 million, or 4.1%, to $55.1 million for the year ended December 31, 2000 from 52.9 million for the same period in 1999 as a result of increased catalog and telemarketing sales at World Almanac Education Library Services and Gareth Stevens, Inc. Weekly Reader's sales for the year ended December 31, 2000 of $45.7 million were flat compared to the same period in 1999 primarily due to $1.0 million higher skills book sales that were offset by lower periodical sales related to lower periodical circulation in the 1999-2000 school year, coupled with some softness in licensing revenue and the discontinuation of Summer Weekly Reader. These increases were partially offset by a decrease in sales at CompassLearning, Inc. of $1.8 million, or 2.7%, to $64.0 million for the year ended December 31, 2000 from $65.8 million for the same period in 1999 primarily due to the prolonged sales cycle created from the significant buyer confusion in the software education marketplace in 2000. This confusion resulted from the influx of Internet startups offering free software. By year-end, most of these companies had fallen by the way side.

WRC Media Inc.'s EBITDA increased by $4.6 million, or 9.9%, to $50.9 million for the year ended December 31, 2000 from $46.3 million for the same period in 1999. This increase is related to strong revenue growth for the year ended December 31, 2000 at American Guidance Service, Inc. and World Almanac Education Group, Inc. coupled with effective cost management at CompassLearning and Weekly Reader.

For the year ended December 31, 2000, net loss increased by $45.8 million, or 281.3%, to $62.0 million from $16.3 million for the same period in 1999 primarily as a result of the $53.6 million increase in depreciation and amortization expenses for intangible assets and $10.3 million increase in interest expense resulting from the Acquisition and Recapitalization which occurred in the prior year, partially offset by a decrease in research and development expense of $11.7 million at CompassLearning, a decrease in selling, general and administrative expense of 2.4 million and a decrease in provision for income taxes of $3.8 million. Net loss as a percentage of net sales increased to negative 28.3% for the year ended December 31, 2000 from negative 7.6% for the same period in 1999.

As of December 31, 2000, WRC Media Inc.'s cash balance was $3.0 million and the net book value of our consolidated debt was $273.9 million. During the year ended December 31, 2000, WRC Media Inc. made scheduled principal payments of $2.9 million on its senior credit facilities and as of year-end, had no amounts outstanding under its revolving credit facility. Capital expenditures (including prepublication costs) for the year ended December 31, 2000 were $8.8 million.

Fourth Quarter Results

Total revenue for the fourth quarter of 2000 decreased $2.3 million, or 3.6%, to $61.3 million from $63.6 million for the same period in 1999 (calculated on a pro forma basis to include the results of Compass-Learning, Inc., and Weekly Reader Corporation, World Almanac Education Group, Inc. and American Guidance Service, Inc.). At American Guidance Service, Inc., sales increased $0.2 million, or 2.2%, to $10.4 million for the fourth quarter of 2000 from $10.2 million for the same period in 1999 primarily due to higher sales of curriculum products. At Weekly Reader Corporation, sales decreased $0.1 million, or 0.8%, to $17.6 million for the fourth quarter of 2000 from $17.7 million for the same period in 1999 primarily due to lower periodical revenue. At World Almanac Education Group, Inc., fourth quarter of 2000 sales decreased by $0.4 million, or 2.1%, to $18.3 million from $18.7 million for the same period in 1999 as a result of lower sales of The World Almanac and Book of Facts at World Almanac partially offset by higher sales at World Almanac Education Library Services driven by higher reference mailer catalogs, website and telemarketing sales. At CompassLearning, Inc. revenue decreased $2.0 million, or 11.8%, to $14.9 million for the fourth quarter of 2000 from $16.9 million for the same period in 1999 as a result of the anticipated decline of service-related revenue streams supporting older software as well as the continued erosion of low margin hardware sales. For the quarter ended December 31, 2000, tech support services decreased $1.4 million or 30.1% from $4.7 million to $3.3 million and hardware sales decreased $0.6 million or 20.4%.

At CompassLearning, it is our strategy to grow our core business; which is the high margin electronic courseware business and the related professional development services that emanate from the software business. Revenue from these sources was essentially flat for the quarter ended December 31, 2000 compared to the same period in 1999. Software revenue of $8.7 million was constant for the three months ended December 31, 2000 compared to the same period last year.

WRC Media Inc.'s EBITDA increased by $1.2 million, or 7.4%, to $17.3 million for the fourth quarter of 2000 from $16.1 million for the same period in 1999 (calculated on a pro forma basis to include the results of CompassLearning, Inc., Weekly Reader Corporation, World Almanac Education Group, Inc. and American Guidance Service, Inc.). This increase is primarily attributable to $2.1 million or 7.1% lower selling, general and administrative costs and expenses partially offset by $0.7 million or 1.5% lower gross profit resulting from the $2.3 million revenue shortfall.

For the three months ended December 31, 2000, net loss increased by $5.3 million, or 115.6%, to $9.9 million from $4.6 million for the same period in 1999 primarily as a result of a $10.8 million increase in non-cash depreciation and amortization expenses for intangible assets related to the Acquisition and Recapitalization combined with $0.7 million lower gross profit resulting from the revenue shortfall discussed above partially offset by $2.1 million lower selling, general and administrative expenses, $1.9 million lower interest expense and a decrease in provision for income taxes of $2.1 million. Net loss as a percentage of net sales increased to negative 16.1% for the three months ended December 31, 2000 from negative 7.2% for the same period in 1999.

                                 * * * * * * * *

WRC Media Inc. (www.wrcmedia.com), a publishing and media company, creates and distributes innovative quality supplementary educational materials for use in schools, libraries, and the home. According to Educational Marketer, WRC Media was the nation's largest supplementary materials publisher for 1999. WRC Media Inc has four principal operating subsidiaries.

CompassLearning(TM) Inc. is the leader in research-driven, standards-based digital learning solutions that provide choices to help teachers manage student performance, personalize learning, and connect communities of learners. With over 7,000 of curriculum and instruction, more than 20,000 schools use CompassLearning(TM) solutions.

Weekly Reader Corporation publishes Weekly Reader periodicals serving over 7 million school children. It also publishes other branded periodicals and instructional materials, including Teen Newsweek, published for middle and high school students.

World Almanac Education Group, Inc. publishes the World Almanac and World Almanac for Kids, Facts On File news periodicals and Internet services, Gareth Stevens books and the Funk & Wagnalls encyclopedia. The company distributes high quality books to schools and libraries through its Library Services division.

American Guidance Service, Inc. is a leader in leader in producing highly reliable and valid behavior, ability, achievement, and speech-language instruments, and publishes a variety of high-interest, low-reading-level textbooks for middle and high school students.

Information in this press release contains forward-looking statements, including statements regarding our expectations, beliefs, intentions or strategies that involve a number of risks, uncertainties, and assumptions. Should any of the risks or uncertainties develop into actual events, or our assumptions prove to be inaccurate, actual outcomes and results could differ materially from what is expressed in such forward-looking statements and these developments or inaccuracies could materially and adversely affect our business, financial condition and results of operations. Risks and uncertainties relating to WRC Media's and its subsidiaries' businesses are set forth in the documents and reports filed from time to time with the Securities and Exchange Commission.

                                 WRC Media Inc.
             For the twelve months ended December 31, 1999 and 2000
                                ($ in thousands)


                                                           Actual             Increase/(Decrease)
                                                  --------------------------------------------------
                                                    12/31/99     12/31/00        $           %
                                                  --------------------------------------------------
Revenue
 Weekly Reader                                      $  45,719    $  45,736     $      17        0.0%
 American Guidance Service                             49,636       53,972         4,336        8.7%
 World Almanac Education                               52,932       55,111         2,179        4.1%
 Compass Learning                                      65,801       64,028        (1,773)      (2.7%)
                                                    ---------    ---------     ---------    -------
Total Revenue                                       $ 214,088    $ 218,847     $   4,759        2.2%

Costs and Expenses                                    200,779      245,178        44,399       22.1%

Operating Income/(Loss)                             $  13,309    $ (26,331)    $ (39,640)    (297.8%)

Interest Expense                                       24,964       35,315        10,351       41.5%
Other, Net (Income)/Expense                              (149)        (266)         (415)    (278.5%)

Income Taxes                                            4,459          635        (3,824)     (85.8%)
                                                    ---------    ---------     ---------    -------

Net Loss                                            $ (16,263)   $ (62,015)    $ (45,752)    (281.3%)
                                                    =========    =========     =========    =======


EBITDA

 Net Loss                                           $ (16,263)   $ (62,015)    $ (45,752)    (281.3%)
 Depreciation and Amortization of Intangibles          22,891       76,517        53,626      234.3%
 Write-off of In Process Research and Development      (9,000)        --          (9,000)    (100.0%)
 Income Taxes                                         (74,459)         635        (3,824)     (85.8%)
 Interest Expense                                      24,964       35,315        10,351       41.5%
 Non-cash, non-recurring charges                       (1,710)         440        (1,270)     (74.3%)
 Non-cash revenues included in Net Loss                  (440)        --             440      100.0%
                                                    ---------    ---------     ---------    -------
EBITDA                                              $  46,321    $  50,892     $   4,571        9.9%
                                                    =========    =========     =========    =======

                                 WRC Media Inc.
              For the three months ended December 31, 1999 and 2000
                                ($ in thousands)


                                                          Actual           Increase/(Decrease)
                                                  -----------------------------------------------
                                                   12/31/99    12/31/00        $          %
                                                  -----------------------------------------------
Revenue
 Weekly Reader                                      $ 17,768    $ 17,627     $   (141)       (0.8%)
 American Guidance Service                            10,166      10,394          228         2.2%
 World Almanac Education                              18,725      18,338         (387)       (2.1%)
 Compass Learning                                     16,931      14,936       (1,995)      (11.8%)
                                                    --------    --------     --------      ------
Total Revenue                                       $ 63,590    $ 61,295     $ (2,295)       (3.6%)

Costs and Expenses                                    54,756      61,858        7,102        13.0%

Operating Income/(Loss)                             $  8,834    $   (563)    $ (9,397)      106.4%

Interest Expense                                      10,899       8,955       (1,944)      (17.8%)
Other, Net (Income)/Expense                               (6)        (81)         (75)     1250.0%
Income Taxes                                           2,521         436       (2,085)      (82.7%)
                                                    --------    --------     --------      ------

Net Loss                                            $ (4,580)   $ (9,873)    $ (5,293)     (115.6%)
                                                    ========    ========     ========      ======


EBITDA

 Net Loss                                           $ (4,580)   $ (9,873)    $ (5,293)     (115.6%)
 Depreciation and Amortization of Intangibles          7,040      17,792       10,752       152.7%
 Write-off of In Process Research and Development       --          --           --           0.0%
 Income Taxes                                          2,521         436       (2,085)      (82.7%)
 Interest Expense                                     10,899       8,955       (1,944)      (17.8%)
 Non-cash, non-recurring charges                         351           9         (342)      (97.4%)
 Non-cash revenues included in Net Loss                 (110)       --            110       100.0%
                                                    --------    --------     --------      ------
EBITDA                                              $ 16,121    $ 17,319     $  1,198         7.4%
                                                    ========    ========     ========      ======